Registration No. 333-
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------

                   THE BLUEBOOK INTERNATIONAL HOLDING COMPANY
             (Exact name of registrant as specified in its charter)

                Delaware                                        98-0125787
---------------------------------------------                 ---------------
(State or other jurisdiction of incorporation                 (I.R.S Employer
            or organization)                                 Identification No.)

                          21098 Bake Parkway, Suite 100
                       Lake Forest, California 92630-2163
                                 (949) 470-9535
                    (Address of principal executive offices)

                                Engagement Letter
                            (Full title of the plan)

                               Mark A. Josipovich
                          21098 Bake Parkway, Suite 100
                       Lake Forest, California 92630-2163
                     (Name and address of agent for service)

                                 (949) 470-9535
          (Telephone number, including area code, of agent for service)

                                 With a Copy to:
                               Douglas K. Simpson
                          Rein Evans & Sestanovich LLP
                       1925 Century Park East, 16th Floor
                              Los Angeles, CA 90067
                                 (310) 551-3100

                         Calculation of Registration Fee

-----------------------------------------------------------------------------------------------------------
                                         Amount to be    Proposed maximum   Proposed maximum   Amount of
      Title of securities to be           registered         offering           aggregate     registration
              registered                     (1)          price per share    offering price       fee
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.0001 per     306,667 shares         $0.75            $230,000         $27.07
   share
-----------------------------------------------------------------------------------------------------------

(1) The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

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

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

      As permitted by Rule 428 under the Securities Act of 1933, as amended, this Registration Statement omits the information specified in Part I of Form S-8. The documents constituting Part I of this Registration Statement will be sent or given to the participant as required by Rule 428(b).

      The Registrant is not filing these documents with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

      A Copy of the Engagement Letter (the "Plan"), the Annual Report on Form 10-KSB of The Bluebook International Holding Company, a Delaware corporation (the "Registrant"), for the year ended December 31, 2003, all Quarterly Reports on Form 10-QSB and any Current Reports filed with the Commission during the past twelve months have been provided to the Plan participant.

      The Registrant also undertakes to furnish, without charge, to such participant or persons purchasing any of the securities registered hereby, copies of all such documentation. Requests should be directed to Mark A. Josipovich at the address and telephone appearing on the Cover Page of this Registration Statement.

      Additional information regarding the Registrant may be reviewed at the Commission's web site www.sec.gov, in the Edgar Archives.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents which have been filed with the Commission by the Registrant are incorporated herein by reference and made a part hereof:

      (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on May 19, 2004;

      (b) The following reports filed pursuant to Sections 13(a) or 15(d) of the Securities Act of 1934 (the "Exchange Act"):

      o Form 10-QSB for the fiscal quarter ended March 31, 2004, filed with the Commission on June 4, 2004;

      o Form 8-K dated August 13, 2004, filed with the Commission on August 17, 2004;

      o Form 10-QSB for the fiscal quarter ended June 30, 2004, filed with the Commission on August 23, 2004;

      o Form 8-K dated October 14, 2004, filed with the Commission on October 20, 2004;

      o Form 10-QSB for the fiscal quarter ended September 30, 2004, filed with the Commission on November 22, 2004; and

      o Form 8-K dated November 17, 2004, filed with the Commission on November 22, 2004;

      (c) The description of the Common Stock contained in the Registrant's Form 10-SB, filed with the Commission on October 20, 2000, as amended by Amendment No. 1 to Form 10-SB, filed with the Commission on January 8, 2001.

      All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      None.

Item 6. Indemnification of Officers and Directors.

      The Registrant's Bylaws authorize indemnification of a director, officer, employee or agent of the Registrant against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Registrant who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.

      The Registrant's Certificate of Incorporation provide that a director of the Registrant will not be liable to the Registrant for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Delaware law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the corporation or the shareholders, (ii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, (iv) an action or omission for which the liability of the director is expressly provided by statute, or (v) an act related to an unlawful stock repurchase or dividend.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      5.1   Opinion of Rein Evans & Sestanovich LLP

      23.1  Consent of Weinberg & Company, P.A.

      23.2 Consent of Rein Evans & Sestanovich LLP (included in Exhibit 5.1 to this Registration Statement).

      24.1  Powers of Attorney (contained on signature page).

Item 9. Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Forest, California, on December 22, 2004.

                                THE BLUEBOOK INTERNATIONAL HOLDING COMPANY


                                By: /s/ Mark A. Josipovich
                                   ---------------------------------------------
                                   Mark A. Josipovich
                                   President and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Mark A. Josipovich his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                             Title                          Date
---------                                             -----                          ----
/s/ Mark A. Josipovich                 President, Chief Executive Officer,     December 22, 2004
-----------------------------------        Director (principal executive
Mark A. Josipovich                        officer and principal accounting
                                                      officer)

/s/ Daniel T. Josipovich                Chief Operating Officer, Director      December 22, 2004
-----------------------------------
Daniel T. Josipovich

/s/ David M. Campatelli                             Director                   December 22, 2004
-----------------------------------
David M. Campatelli

/s/ Paul D. Sheriff                                 Director                   December 22, 2004
-----------------------------------
Paul D. Sheriff